Resource Extraction Payment Report

This exhibit to Form SD presents payments made by Permian Resources Corporation and its subsidiaries (collectively, the “Company”) to the United States federal government (the “US Federal Government”) and foreign governments, as applicable, for the purpose of the commercial development of oil and natural gas during the year ended December 31, 2023 (the “Reporting Period”). The information included in this report has been prepared and is presented in accordance with Section 13(q) (15 U.S.C. 78m(q)) and Rule 13q-1 (17 CFR 240.13q-1) (together, “Rule 13q-1”) under the Securities Exchange Act of 1934, as amended. This report is limited to payments required to be disclosed by Rule 13q-1 and does not include other payments and contributions to governmental and civic entities beyond the scope of Rule 13q-1.

Payments

Payments are disclosed on a gross cash basis, according to the year during which the payment was made (rather than on an accrual basis). Only payments of the types defined within Rule 13q-1 and for which the Company made payments during the Reporting Period are presented. All payments were made and are reported in US Dollars.

Projects

The instructions to Form SD stipulate that all payments are to be grouped into projects, which shall be defined by (i) the type of resource being commercially developed, (ii) the method of extraction, and (iii) the major subnational political jurisdiction where the commercial development of the resource is taking place. Countries and political subnational jurisdictions are designated by ISO 3166 country codes.

The Company has a single operating segment which operates in one area of the US Federal Government–the Permian Basin located in West Texas and New Mexico. As reflected in the table below, all payments required to be disclosed by Rule 13q-1 for the Reporting Period were made in connection with the extraction of oil and natural gas by the extraction method of “well” in New Mexico. All such payments are for onshore production and made to the US Federal Government.

US Federal Government level disclosure

Government	Political Jurisdiction	Project	Payment Currency	Royalties	Fees	Total
				(in thousands)
US Federal Government	US-NM	NM - Permian Basin	USD	$82,620	$2,046	$84,666
US Federal Government Total			USD	$82,620	$2,046	$84,666